Exhibit 10.39

SALES AND MARKETING SERVICES AGREEMENT

This Sales and Marketing Services Agreement (the “Agreement”), dated effective as of March ____, 2006 (the “Effective Date”), is entered into by and between SIGNALIFE, INC., a Delaware corporation, with a principal executive office is located at 531 South Main Street, Suite 301, Greenville, South Carolina 29601 (“Signalife”), and RUBBERMAID INC. (d/b/a Rubbermaid Medical Solutions), an Ohio corporation, with an office located at 8936 NorthPointe Executive Drive, Huntersville, NC 28078  (“RMS”), with reference to the following facts:

RECITALS

WHEREAS; Signalife is a medical device company focused on researching, developing and marketing medical devices which monitor and measure physiological signals in order to detect diseases that impact an individual’s health;

WHEREAS; Signalife has recently developed its principal core product, a digital 12-lead Model 100 Patient Module (the “Model 100 Module”) based upon a production prototype completed for Signalife in December 2004 by Battelle Memorial Institute, Health and Life Sciences;

WHEREAS, on January 28, 2004, Signalife received FDA 510(k) clearance under the FDA’s abbreviated 510(k) submission format allowing Signalife to market the Model 100 Module as part of an overall monitor system to be used with compatible FDA-approved or cleared electrode/lead wire sets, and ECG analysis software (referred to as the “Ancillary Products”);

WHEREAS; Signalife has since incorporated the Model 100 Module as the principal component of an integrated patient heart monitor or recording “system” that it will market under the name “Fidelity 100 Monitor”, a visual representation thereof of which appears on Appendix A which is attached hereto and incorporated herein,

WHEREAS; the Fidelity 100 Monitor is an integrated single-station unit comprised of, among other things, of the Model 100 Module, computer hardware, a monitor, and proprietary ECG analysis software, which, when used with electrode/lead wire sets, allows a patient’s heart to be continuously monitored, collected and stored and the results immediately analyzed by the physician such as, by way of example and not limitation, use in hospitals, clinics, doctors officers, exercise and sports medicine, surgeries, and laboratories;

WHEREAS; the Fidelity 100 Monitor may be sold pursuant to the hereinabove referenced FDA 510(k) clearance granted by the FDA, and the Signalife has substantially completed product development of the monitor, has entered into a product manufacturing agreement to manufacture the monitor and has commenced manufacturing activities, and has also commenced commercial marketing of the minor subject to minor design changes that may be made in response to consumer feedback;

WHEREAS; Signalife is also developing an ambulatory (holter) monitoring system (the “Holter Monitor”), which will use a battery-operated version of the Model 100 Module, a visual representation thereof of which appears on Appendix A;

WHEREAS; the Holter Monitor is an integrated unit comprised of, among other things , the Model 100 Module, a data storage chip, and bluetooth technology, which may be used to monitor a patient’s heart over a period of up to 48 hours in ambulatory settings while the patient moves around, to store the data on the chip as it is collected, and to then later download that data wirelessly at a doctor’s office via the bluetooth technology for later interpretation by the doctor using his ECG analysis hardware and software;

Exhibit 10.39

WHEREAS; Signalife anticipates that it will commence commercial marketing of the Holter Monitor in or about September 2006, and that the Holter Monitor will use either the Model 100 Module or a smaller module currently under development by Signalife;

WHEREAS; RMS is a global manufacturer and marketer of branded commercial and consumer products; which desires to expand its business base into the sales representation and marketing of medical devices, including heart monitors;

WHEREAS; it has been proposed that RMS handle all sales and marketing functions at its cost with respect to (i) the marketing and sale of the Fidelity 100 Monitor for all applications such as, by way of example and not limitation, use in hospitals, clinics, doctors’ offices, exercise and sports medicine, surgeries, and laboratories, and (ii) the marketing and sale of the Holter Monitor once Signalife completes development of that product, whether using the Model 100 Module or the smaller module under development, thereby relieving Signalife of such obligations and costs;

WHEREAS;  the parties anticipate that RMS will commit resources toward promotional activities as well as internal infrastructure and personnel in providing sales and marketing services;

WHEREAS; in consideration for the provision of the aforesaid sales and marketing services and the bearing of the aforesaid costs, it has been proposed that Signalife (1) co-brand such products with RMS’s trademarks, trade names, trade dress, logos and designations, and (2) Signalife pay a percentage of its net product sales to RMS in consideration of the provision of such services by RMS and the payment of the costs associated with providing such services by RMS; and

WHEREAS; the parties each desire to enter into a written agreement formally documenting their relationship and setting forth their mutual rights, duties and responsibilities.

NOW, THEREFORE; in consideration of the mutual covenants and promises contained herein, and for valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties to this Agreement (collectively “parties” and individually a “party”), intending to be legally bound, agree as follows:

AGREEMENT

1.

APPOINTMENT AS SALES AND MARKETING SERVICE PROVIDER

(A)

Exclusive Appointment

Subject to the terms of this Agreement, Signalife appoints RMS, and RMS accepts such appointment, as Signalife’s exclusive sales and marketing service provider in connection with the marketing and sale of the Signalife Products (as such term is defined below) throughout the Territories (as such term is defined in section 1(C) below).  So long as RMS satisfies all of its obligations under this Agreement, and unless RMS's status is terminated pursuant to the terms of this Agreement, Signalife will not engage any party other than RMS to provide sales and marketing services for the Signalife Products in the Territories.

(B)

Definition of Signalife Products

The term “Signalife Products” means any of the following (including their substantial equivalents): (i) the Fidelity 100 Monitor, including any further improvements thereto, as sold for any and all  applications including, by way of example and not limitation, use in hospitals, clinics, doctors’ offices, exercise and sports medicine, surgeries, and laboratories; (ii) the Holter Monitor once introduced, whether based upon the Model 100 Module or the smaller module under development, and (iii) any Ancillary Products owned or developed by Signalife, including the EDB 15 connection device coupled

Exhibit 10.39

with proprietary cables, electrodes and lead sets developed by Signalife for use with the Fidelity 100 Monitor.  The term Signalife Products shall not be deemed to encompass any monitoring centers to be established by Signalife that may operate in conjunction with the Signalife Products.  The parties contemplate certain utility carts manufactured by RMS and/or its affiliates or suppliers (the “RMS Carts”) to be sold by RMS to Signalife to be utilized in the sale of some Fidelity 100 Monitors.  The parties agree to negotiate in good faith an agreement relating to the sale of such RMS Carts to Signalife at a price equal to 150% of RMS’ standard cost, with transportation to Signalife’s distribution center to be paid by RMS.  _

(C)

Identification Of Territories

RMS shall have the right to act as Signalife’s exclusive sales and marketing service provider with respect to the following countries (collectively, the “Territories”):  (i) the United States; and (ii) any other country of the world to which the parties in the future mutually agree in writing—signed by all parties hereto—to extend this Agreement in either a separate addendum to the Agreement or in the Marketing Criteria.  Signalife and RMS shall consult relative to their strategy in introducing the Signalife Products in each of the Territories, and incorporate any such understanding in the Marketing Criteria.  In the event that RMS declines to provide any such services for markets other than the United States or the parties otherwise fail to reach agreement as to incorporating such countries as Territories, then Signalife shall be free to procure other sales or marketing providers for such countries outside of this Agreement, though Signalife may not utilize in such countries any trademarks, trade names or other rights belonging to RMA and/or its affiliates.

(D)

Exclusions

Although it is anticipated and intended by the parties that RMS shall provide and fund all sales and marketing activities for the Signalife Products in the Territories, thereby enabling Signalife to avoid these obligations and associated costs, this Agreement shall nevertheless not prevent Signalife at its own cost from selling or marketing the Signalife Products in the Territories, provided, however, any such products sold shall be sold subject to the co-branding requirements of section 4(C), and the proceeds of any such sales shall be deemed to have been sold under this Agreement for the purpose of determining RMS’s Sales and Marketing Fee pursuant to section 5(A).

2.

EXCLUSIVITY FEE

In consideration for entering into this Agreement and affording RMS the exclusive right to provide exclusive sales and marketing services during this the term of this Agreement, RMS shall pay the sum of two million dollars ($2,000,000) (the “Initial Exclusivity Fee”) to Signalife in goods funds via wire transfer to an account designated by Signalife no later than the end of the third business day following Signalife’s provision of adequate proof (in RMS’s reasonable opinion) to RMS that Signalife has fulfilled its obligations set forth in Section 9.  Thereafter, as a condition of renewing the term of this Agreement for two additional periods, RMS shall pay Signalife: (a) one million dollars ($1,000,000) for the first renewal fee (though, if Signalife has not , prior to the first annual anniversary of the Effective Date, shipped at last two hundred (200) units of Products to customers under the terms of this Agreement, such amount shall be reduced to five hundred thousand dollars ($500,000)); (b) one million dollars ($1,000,000) for the second renewal (each an “Additional Exclusivity Fee”), as provided in section 22.  To the extent not timely paid, interest shall accrue on the unpaid balance of the Initial Exclusivity Fee or Additional Exclusivity Fee (collectively, the “Exclusivity Fee”) at the rate of eight percent (8.0%) per annum.

3.

OBLIGATIONS

(A)

Promotional Efforts

(1)

RMS will at its cost advertise and otherwise use commercially reasonable efforts to vigorously promote the sale and marketing of the Signalife Products in the Territories, commencing with

Exhibit 10.39

the United States of America, including the preparation and dissemination of advertising and other promotional literature and materials.  RMS shall keep Signalife management continuously apprised of RMS’s pending and anticipated marketing efforts and budgets under this Agreement.  All advertising and promotional literature and materials to be disseminated to third parties shall be subject to prior approval in writing by Signalife.

(2)

During the term of this Agreement, Signalife shall have co-exclusive right to RMS's right, title and interest in all such advertising and promotional materials and work product, including but not limited to all related copyrights and moral rights (subject to section 8 relating to trademarks, trade names, trade dress, logos and designations); and (ii) after the termination of this Agreement, such right, title and interest in all such advertising and promotional materials and work product shall be deemed assigned to Signalife (subject to section 8 relating to trademarks, trade names, trade dress, logos and designations).

(B)

Sales Force

RMS shall at its cost organize and manage all sales activities of the Signalife Products necessary to promote sales of the Signalife Products in the Territories, including contacting targeted users of the Signalife Products through appropriate contact methodologies and media, and attending, and aggressively advertising and promoting Signalife Products, including in trade shows, conventions and exhibits.  RMS will hire, train and maintain a sufficient number of capable sales personnel and devote such portion of its corporate infrastructure to effectively and aggressively promote and effectuate sales of the Signalife Products in the United States of America and such other territories as mutually agreed to from time-to-time under the Marketing Criteria.  Such personnel shall have such knowledge and training necessary to: (i) inform customers properly concerning the features and capabilities of the Signalife Products and, if necessary, competitive products; (ii) provide full sales service and basic technical support for the Signalife Products; and (iii) otherwise carry out the obligations and responsibilities of RMS under this Agreement.  In particular, RMS and its staff will be conversant with the technical language conventional to the Signalife Products and similar medical devices in general, and will develop sufficient knowledge of the industry, of the Signalife Products and of products competitive with the Signalife Products (including specifications, features and benefits) so as to be able to explain in detail to its customers the differences between the Signalife Products and competitive products.

(C)

Meetings

RMS will notify Signalife of RMS's sales meetings and provide Signalife personnel adequate opportunity to attend such meetings and to provide sales and promotion information regarding Signalife Products in such meetings.

(D)

Training and Exemplars

RMS will send its sales, technical and management personnel for training on the Signalife Products as mutually agreed to from time-to-time under the Marketing Criteria. The training will be provided free of charge at one of Signalife’s offices, the amount of training time will be reasonable and appropriate in Signalife's judgment, all such training will be in English, and RMS will bear all travel and living expenses for such personnel sent to Signalife for training.  Signalife shall sell RMS at Signalife’s standard cost exemplars of each Signalife Product and any ancillary equipment necessary for RMS to effectively demonstrate the performance of the Signalife Products during sales and marketing presentations.

(E)

Sales Support

RMS will at its cost provide prompt pre-and post-sales service and support for all the Signalife Products with the United States of America and such other territories as mutually agreed to

Exhibit 10.39

from time-to-time under the Marketing Criteria.  RMS will provide necessary and useful assistance and consultation on the use of the Signalife Products; timely respond to customers' general questions concerning use of the Signalife Products; and assist customers in the diagnosis and correction of general problems encountered in using the Signalife Products to the extent practicable.

(F)

Technical Support

Signalife will at its cost provide prompt technical support, including product repair and replacement, to both RMS’s sales team and to customer to the extent RMS is unable to provide basic technical support to customers.

(G)

Manufacturing, Packaging And Quality Control

Signalife will be solely responsible at its cost for the manufacture and packaging of the Signalife Products, including operating and service manuals, warranties, claims, disclaimers, and other inserts, either through its own manufacturing facilities or through third-party contract manufacturers.  Signalife will also be solely responsible at its cost for quality control.  Notwithstanding the foregoing, Signalife may request RMS’s advice in connection with manufacturing, packing and quality control procedures.   Signalife shall use commercially reasonable efforts to cause the Signalife Products to be timely delivered upon receipt of a purchase order therefore.

(H)

RMS Financial Condition

RMS will maintain and employ in connection with its obligations under this Agreement such working capital and net worth as may be required to reasonably enable RMS to carry out and perform all of RMS's obligations and responsibilities under this Agreement.

(I)

No Competing Products

RMS will not represent or market during the term of this Agreement any products which compete, directly or indirectly, with the Signalife Products.

(J)

RMS/Signalife Covenants

(1)

RMS and Signalife each will: (i) conduct business in a manner that reflects favorably at all times on the Signalife Products and the good name, good will and reputation of the other party;(ii) avoid deceptive, misleading or unethical practices that are or might be detrimental to  the other party, the Signalife Products or the public; (iii) make no false or misleading representations with regard to Signalife, RMS or the Signalife Products; (iv) not publish or employ, or cooperate in the publication or employment of, any misleading or deceptive advertising material with regard to the other party or the Signalife Products; and (v) make no representations, warranties or guarantees to customers or to the trade with respect to the specifications, features or capabilities of the  Signalife Products that are inconsistent with the literature approved for distribution by  Signalife or the facts presented by Signalife.

(2)

Absent Signalife’s prior approval, RMS shall not: (i) disassemble, decompile, or reverse engineer any of the Signalife Products, (ii) copy or otherwise reproduce any of the Signalife Products, in whole or in part, or (iii) modify the Signalife Products in any manner.

(K)

Compliance with Law

RMS and Signalife will each comply with all applicable international, national, state, regional and local laws and regulations in performing their respective duties hereunder and in any of their dealings with respect to the Signalife Products.

Exhibit 10.39

(L)

Compliance with U.S. Export Laws

The parties  acknowledges that the Signalife Products including documentation and other technical data, may be subject to export controls imposed by the U.S. Export Administration Act of 1979, as amended, and the regulations promulgated thereunder.  The parties agree that they will not export or reexport (directly or indirectly) any of the Signalife Products or documentation or other technical data therefor without complying with the Act and the regulations thereunder.

(M)

Governmental Approval

If any approval with respect to this Agreement, or the notification or registration thereof, will be required at any time during the term of this Agreement, with respect to giving legal effect to this Agreement in any Territory, or with respect to compliance with exchange regulations or other requirements so as to assure the right of remittance abroad of U.S. dollars, the parties will immediately take whatever steps may be necessary in this respect, and any charges incurred in connection therewith will be considered a sales cost.  The parties will keep each other currently informed of its efforts in this connection.  Signalife will be under no obligation to ship Signalife Products until it has received satisfactory evidence that such approval, notification or registration is not required or that it has been obtained.

(N)

Market Conditions

RMS will advise Signalife promptly concerning any market information that comes to RMS's attention respecting Signalife, the Signalife Products, Signalife's market position or the continued competitiveness of the Signalife Products in the marketplace.  RMS will confer with Signalife from time to time at the request of Signalife on matters relating to market conditions, sales forecasting and product planning relating to the Signalife Products.

4.

SALES PRACTICES

(A)

Prices and Terms

All prices, fees, discounts, rebates and allowances for the Signalife Products shall be jointly determined by the parties; provided, however, final determination of all prices shall be made by Signalife.  Signalife shall not change prices and fees without at least thirty (30) days prior written notice to RMS.  All other terms, including deposit, credit and final payment terms, delivery terms, warranties, disclaimers, insurance, transfer of title and risk of loss, shall be in accordance with Signalife’s practices, subject to consultation with RMS.

(B)

Invoicing and Collections

All purchase orders procured by RMS shall be made on purchase order forms or invoices in the name of Signalife, subject to consultation by the parties relating to the format of the purchase order form or invoice.  Notwithstanding the foregoing, for title, risk of loss and financial accounting purposes, all sales shall be deemed between the parties to have been made solely by Signalife, shall be subject to final acceptance by Signalife, and all payments and collections shall be made solely through Signalife.  RMS shall not accept any purchase orders without the prior approval of Signalife.

(C)

Branding

Except to the extent otherwise agreed to by the parties as part of the Marketing Criteria, all Signalife Products to be sold under this Agreement will be co-branded with comparable emphasis under the Signalife and RMS trademarks, trade names, trade dress, logos and designations, with priority of name to be determined.

Exhibit 10.39

(D)

Title and Risk of Loss

Title and all risk of loss of or damage to Signalife Products will remain with Signalife until such time as title passes from Signalife to the customers in accordance with Signalife’s standard terms.  In no event shall RMS ever take title or the risk of loss for any Signalife Products.

5.

COMPENSATION FOR SALES AND MARKETING SERVICES

(A)

Sales and Marketing Fee

Except as expressly provided herein or agreed to in writing by Signalife and RMS, RMS will pay all costs and expenses incurred in the performance of RMS's obligations under this Agreement, including the cost of all personnel and infrastructure.  As full compensation for such services and the bearing of such costs and expenses; Signalife shall pay to RMS in goods funds via wire transfer to an account designated by RMS the following fees (the “Sales and Marketing Fee”):  With respect to sales of Signalife Products, an amount equal to thirty-five percent (35%) of Net Product Sales with respect to such sales.

(B)

Definition And Calculation Of Net Product Sales

(1)

The term “Net Product Sales” shall be calculated based upon the invoiced selling price of the applicable products actually paid to and received by Signalife in the calculating period, net of or excluding (i) the amount of any trade, quantity, cash or other discounts or allowances or rebates actually allowed or given with respect to such products, (ii) the amount of all customs, duties, sales and/or purchase taxes attributable to the sale and delivery of such products, (iii) the amount of all costs and expenses (including insurance premiums) paid by Signalife relating to the transportation and delivery of such products; (iv) any allowances or credits given for the return of products; (v) any other allowances, credit or other deductions given consistent with the foregoing; and (vi) Signalife’s actual cost of any RMS Carts which are sold with a Signalife Product.

(2)

In the event the Signalife Products are sold in combination with other Ancillary Products that are not Signalife Products, then the entire sales price for the package shall nevertheless be used for purposes of determining the Sales and Marketing Fee.

(3)

Insofar as all revenues from the sale of the Signalife Products will be recognized by Signalife for financial statement purposes as previously stated in this Agreement, the determination of sales and any applicable deductions or exclusions as provided above shall be made by Signalife in good faith accordance with its ordinary practice for preparation of its financial statements for audit and public disclosure purposes and consistent with generally accepted accounting principles.

(C)

Timing Of Payment To RMS

The Sales and Marketing Fee shall be calculated by Signalife on a monthly basis with respect to all sales for which full payment has been received by Signalife, and shall be paid by Signalife to RMS no later than the last day of the calendar month which follows the calendar month of collection, including with respect to months in which payments are received by Signalife from customers following termination of this Agreement.  Payment of the Sales and Marketing Fee shall be accompanied by a complete and accurate written statement prepared by Signalife and verified by an officer of Signalife setting forth in reasonable details the computation of the fee, including permitted offsets and deductions.  To the extent not timely paid, interest shall accrue on unpaid Sales and Marketing Fee at the rate of eight percent (8.0%) per annum.

Exhibit 10.39

6.

REPORTING, RECORDS AND INSPECTIONS

(A)

Joint Reporting System

The parties will set up and maintain in accordance with the Marketing Criteria a data collection and reporting system jointly accessible by either party which accurately, completely and timely covers (i) all leads and prospects, including names, addresses, and contact information; (ii) all sales of Signalife Products under this Agreement, including prices, quantities, product descriptions, terms of sale, and customer names, addresses, and contact information; (iii) information about all deliveries, including dates of shipment, product identification and tracking information; (iv) all collections and returns, including information about defective products; and (v) all reports required under this Agreement or otherwise required by the parties.  RMS shall provide at its expenses the resources to accomplish item (i) and Signalife shall provide at its expense the resources to accomplish items (ii) through (v).

(B)

Records; Inspection

Each party will maintain, for at least three (3) years after each sale (including after termination of this Agreement), its records, contracts and accounts relating to the marketing, sale and distribution of the Signalife Products under this Agreement, and will permit examination thereof by authorized representatives of the other party (subject to the provisions set forth herein relating to Confidential Information) at all reasonable times, and to make copies of said records.

7.

JOINT ADMINISTRATION COMMITTEE; MARKETING CRITERIA

Signalife and RMS shall establish a committee, to be referred to as the Joint Administration Committee,  composed of at least two (2) appointees from each party, which shall no later than sixty(60) days following the date of this Agreement, and thereafter on an annual basis coinciding with the annual anniversary dates of this Agreement, (i) in good faith jointly administer this Agreement, and (ii) formulate, evaluate and mutually agree upon criteria for the sale and marketing of the Signalife Products, including pricing, terms of sale, branding, targeted sales territories, advertising and promotional policies, goals, and budgets; and reporting systems (collectively, the “Marketing Criteria”).

8.

TRADEMARKS, TRADE NAMES, LOGOS, DESIGNATIONS AND COPYRIGHTS

(A)

Use During Agreement

During the term of this Agreement and subject to the terms and conditions specified herein, each party grants to the other a nonexclusive, nontransferable, limited license to the other party’s trademarks (except the only RMS trademark to which rights are granted hereunder shall be the RUBBERMAID trademark), trade names, trade dress, logos and designations as part of the Signalife Products, packaging, operating manuals, warranties, disclaimers, inserts, and advertising and promotional materials and literature; provided, however, in all such cases the use such trademarks, trade names, trade dress, logos and designations shall be in accordance with the Marketing Criteria.  Each party agrees not to use the other party’s trademarks, trade names, logos or designations in any manner other than specified in the immediately preceding sentence, including in connection with any other products or activities.

(B)

Copyright and Trademark Notices

There shall be included on each Signalife Product distributed under this Agreement, and on all containers and storage media therefor, all trademark, copyright and other notices of proprietary rights required by each party under the Marketing Criteria.  Each party agrees not to alter, erase, deface or overprint any such notice on anything provided by the other party.  RMS shall include all appropriate trademark notices of Signalife when referring to any of the Signalife Products in advertising and

Exhibit 10.39

promotional materials.

(C)

Non-Acquisition of Proprietary Rights.

Neither party has paid any consideration for the use of the trademarks, trade names, logos, designations or copyrights of the other party, and nothing contained in this Agreement will give either party any right, title or interest in any of them.  Each party acknowledges that the other party owns and retains all proprietary rights to their respective trademarks, trade names, logos, designations, copyrights and other proprietary rights associated with the foregoing, and agrees that they will not at any time during or after this Agreement assert or claim any interest in or do anything that may adversely affect the validity of any trademark, trade name, logo, designation or copyright belonging to such other party (including, without limitation, any act or assistance to any act, which may infringe or lead to the infringement of any of the other party’s proprietary rights).

(D)

No Continuing Rights

Upon expiration or termination of this Agreement, each party will immediately cease all display, advertising and use of the other party’s trademarks, trade names, trade dress, logos and designations (with the exception of product packing, operating manuals, warranties, disclaimers and inserts relating to Signalife Products shipped after the termination of this Agreement which are deemed to be sold under this Agreement), and will not thereafter use, advertise or display any trademark, trade name, trade dress, logo or designation of the other party.

(E)

Obligation to Protect

During the term of this Agreement, each party agrees to use reasonable efforts to protect the trademarks, trade names, trade dress, logos, designations and similar proprietary rights of the other party, and to cooperate at their expense in the other party’s efforts to protect same. Each party agrees to promptly notify the other party of any known or suspected breach of the other party’s trademarks, trade names, logos, designations and similar proprietary rights that comes to its attention during the term of this Agreement.

9.

INSURANCE

(A)

Within twenty (20) days after the Effective Date, each Party shall at its own expense procure and maintain during the term of this Agreement and for a period of at least one year thereafter an occurrence based insurance policy/policies, including commercial general liability insurance, adequate to cover its obligations hereunder and which is/are consistent with normal business practices of prudent companies similarly situated.  In addition, prior to RMS marketing any Signalife Product under this Agreement, Signalife shall at its own expense procure and maintain during the term of this Agreement and for a period of at least three years thereafter an occurrence based products liability insurance policy relating to such product in an amount adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent companies similarly situated.

(B)

Although the amount of coverage will be subject to the sole discretion of each party as to the amount of coverage that is adequate given its particular business circumstances, each party shall nevertheless maintain the following minimum insurance coverage:

Exhibit 10.39

Type of Coverage	Amount for Signalife	Amount for RMS
Commercial General Liability Insurance	$1,000,000 occurrence / $2,000,000 aggregate_	$1,000,000 occurrence / $2,000,000 aggregate
Product Liability Insurance	$10,000,000 occurrence / $20,000,000 aggregate	N/A
Product Recall	$5,000,000 occurrence / $10,000,000 aggregate	N/A

(C)

Each party shall provide the other party with a certificate of insurance. Each insurance policy required by and procured by a party under this section shall name the other party and its affiliated companies as additional insureds.  Such insurance shall not be construed to create a limit of the insuring party's liability with respect to its indemnification or other obligations under this Agreement.  Insurance companies referenced herein must be rated “A or better” by Best’s and must be approved by RMS.  No insurance coverage procured by Signalife shall be subject to a deductible or self-insured retention of greater than $250,000.  Each party shall provide evidence of such insurance by means of a certificate of insurance, which identifies the other and its affiliates as additional insureds within thirty (30) days of the Effective Date. Each party shall provide the other party with written notice at least thirty (30) days prior to the cancellation, non-renewal or a material change in such insurance which materially adversely affects the rights of the other party hereunder.

10.

NEW PRODUCTS AND SERVICES

(A)

General

During the term of this Agreement, RMS shall have the first right of negotiation and first right of refusal as hereinbelow provided with respect to every other product other than the Signalife Products, as well as services to be provided in connection therewith (each a “New Product or Service”) that Signalife may seek to market, distribute or establish, including the establishment of monitoring centers, lead and leadless event recorders, a credit card device demonstrated in February 2006, an intracardiac monitor system successfully tested at Cleveland Clinic as announced by Signalife, and other products in development.  The following shall not apply to any New Product or Service that Signalife may acquire that is tied into a marketing or distribution arrangement upon acquisition.

(B)

First Right Of Negotiation

No later than one hundred twenty (120) days prior to such date as Signalife intends to introduce any New Product or Service to market, Signalife shall provide relevant product information relating to the New Product or Service (exclusive of trade secrets and proprietary information) to RMS for the purpose of ascertaining whether it would be beneficial for Signalife to market or distribute the New Product or Service through RMS and to enable RMS to make a proposal regarding same should it choose to do so.  Signalife shall be under no obligation to accept any proposal from RMS, although it shall evaluate any such proposal in good faith.  Signalife agrees that it shall not enter into negotiations with any third party relative to the sales or marketing of the New Product or Service until sixty (60) days after such date as it provides the relevant product information to RMS.  Signalife further agrees that it shall keep RMS reasonably apprised of each New Product or Service in development during the term of this Agreement to ensure RMS the opportunity to prepare to evaluate the sales and marketing opportunities in advance of the formal presentation of the first right of negotiation.

Exhibit 10.39

(C)

First Right Of Refusal

In the event that Signalife enters into negotiations with a third party pursuant to section 10(B), and receives an offer by such third party to sell, market or distribute or establish the New Product Or Service on or before the expiration of the one hundred twenty (120) day period described above, then Signalife shall afford RMS a first right of refusal to match such offer, which must be exercised by RMS no later than ten (10) days from the tender thereof by Signalife.

11.

DISPUTE RESOLUTION/MEDIATION

At execution hereof, the parties hereto wish to pronounce their intention to resolve all differences hereunder amicably, through the process of communication and dispute resolution.  At execution, the parties shall each appoint two representatives through which all disputes and potential disputes of any kind hereunder shall be ferreted.  Any dispute hereunder, or potential dispute, with the exception of the payment by RMS of the Exclusivity Fee, shall be solely and exclusively resolved by the this dispute resolution team; provided, however, that the dispute resolution team shall have no obligation to meet or to attempt to resolve any dispute that has been before them for more than one hundred twenty (120) days after which the parties teams shall meet before a mutually selected mediator to make one last thirty (30) day attempt to reach resolution on the dispute in question.  After the passage of one hundred twenty (120) days and thirty (30) days period as set forth hereunder, the parties then—and only then—may resort to their legal remedies.  In the event the dispute relates to the method of calculating the Sales and Marketing Fee, such payment shall nevertheless be made when required, although the parties shall thereafter negotiate the dispute in good faith pursuant to the terms of this section.

12.

TERM OF AGREEMENT; TERMINATION

(A)

Initial Term And Renewals

(1)

This Agreement shall have an initial term commencing on the Effective Date and ending on the first anniversary of the Initial Date.

(2)

Thereafter, so long as this Agreement has not been terminated, RMS may in its sole and absolute discretion renew this Agreement for up to two (2) successive one-year periods so long as (i) RMS delivers written notice to Signalife of its election to renew with respect to each such additional one-year term no later than thirty (30) days prior to the end of the pending term, and (ii) RMS pays the Additional Exclusivity Fee to Signalife pursuant to section 2 via wire transfer to an account designated by Signalife no later than fifteen(15) days of such written renewal notice.

(3)

Thereafter, so long as this Agreement has not been terminated and so long as RMS generates the Threshold Levels of sales measured using the date the order is transmitted to Signalife) in the immediately prior 12 month period as set forth below, this Agreement shall continue for another twelve month period (up to seven (7) additional successive twelve-month periods):

Renewal Period

Threshold Level of Fidelity 100

Sales in Previous 12-month period

(in units)

April 1, 2009-March 31, 2010

1,200

April 1, 2010-March 31, 2011

1,200

April 1, 2011-March 31, 2012

1,200

April 1, 2012-March 31, 2013

1,200

April 1, 2013-March 31, 2014

1,200

April 1, 2014-March 31, 2015

1,200

April 1, 2015-March 31, 2016

Not applicable

Exhibit 10.39

(B)

Termination For Good Cause

(1)

After compliance with section 11 relating to dispute resolution and mediation, each party (the “terminating party”) shall have the right, subject to notification and cure rights contained in section 12(B)(3) if applicable, to terminate this Agreement and the performance of its obligations thereunder at any time in the event such termination constitutes Termination For Good Cause (as such term is defined below), upon giving written notice to the other party (the “breaching party”) specifying in reasonable detail:  (i) the event which constitutes the cause; (ii) the pertinent facts and circumstances underlying the cause; and (iii) the effective date of the termination (which date may, at the terminating party’s election, be effective upon receipt of said written notice by the breaching party pursuant to section 28(C)).  The failure of the terminating party to set forth in the notice of termination any fact or circumstance which contributes to a showing of good cause, if applicable, shall not operate as a waiver or preclusion of the terminating party from asserting such fact or circumstance in enforcing its rights under this Agreement.

(2)

"Termination For Good Cause" means the termination of this Agreement arising from the determination by a terminating party that one or more of the following events has occurred:

(i)

that any material representation or warranty of the breaching party contained in this Agreement is materially untrue;

(ii)

that the breaching party has intentionally and continually breached or wrongfully failed and/or refused to fulfill and/or perform any of (A) its material obligations, promises or covenants under this Agreement, or (B) any of the material warranties, obligations, promises or covenants in any agreement (other than this Agreement) entered into between the parties in connection with this Agreement, without cure, if any, as provided in such agreement;

(iii)

that the breaching party abandoned or discontinued the conduct of its business or the conduct of business under this Agreement;

(iv)

that the breaching party has dissolved or liquidated or sold all or substantially all of its assets;

(v)

that a receiver or trustee has been appointed for breaching party or its property or such party has been adjudged bankrupt,

(vi)

that the breaching party had made an assignment for the benefit of its creditors,

(vii)

that the breaching party has become the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors,

(viii)

the breaching party has become the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, and such petition or proceeding has not been dismissed within ninety (90) days of filing; and/or

(ix)

Signalife fails to fulfill its obligations set forth in Section 9.

(3)

If any event described in subsection (2)(ii) above occurs, and such event is reasonably

Exhibit 10.39

susceptible of being cured, then the breaching party shall be entitled to a grace period of thirty (30) days following receipt of written notice of such event.  If the terminating party determines, in its reasonable discretion, that such event is not reasonably susceptible of being cured within such cure period, the terminating party may grant a longer cure period to the breaching party to cure such event to the reasonable satisfaction of the terminating party, provided the breaching party promptly commences and diligently pursues such cure.

(4)

With the exception of subsection (3) above, the terminating party shall have no obligation to afford the defaulting party any obligation to cure (although the terminating party may afford such opportunity in its sole discretion), and termination of the Agreement shall be automatically effective upon delivery of notice to the defaulting party unless otherwise stated.

(C)

Force Majeure

The failure or omission by either party in the performance of an obligation contained in this Agreement shall not be deemed a breach, and the performance of said obligation shall be suspended, if the failure or omission shall arise from any of the following (each, a “Force Majeure Event”); provided, however, such cause was beyond the reasonable control, and without the fault or negligence, of such party:  (i) acts or orders of federal, state, local or foreign governments or any officer, department, agency or instrumentality thereof (except those which relate to regulatory approval of medical devices); (ii) acts of God such as, by way of example, fire, earthquake, storm, flood, perils of the sea or waters; explosion or accident; (iii) acts of the public enemy, war, rebellion, insurrection, riot or other civil disturbances, sabotage, epidemic, or quarantine; (iv) labor shortages or labor disputes such as strike, lock-out, or disputes with workmen or employees (v) transportation embargoes or failures or delays in transportation including the exhaustion of or unavailability or delays in the delivery of any transportation facility necessary for performance by such party; and/or (vi) the failure or delay of third parties or governmental bodies from whom a party is obtaining or must obtain rights of way, easements, franchises, permits, machinery, equipment, supplies, or materials.  Upon the occurrence of a Force Majeure Event, if the affected party desires to rely on such event as an excuse for a delay in performance, such party shall deliver written notice of:  (1) the event; (2) the impact of the event on the party’s performance, and (3) an estimate of the date on which performance will be rendered.  Upon receipt of such notice, the receiving party may suspend its performance.  Each party shall use its best efforts to minimize the duration and consequences of any failure or delay caused by a Force Majeure Event Each party shall notify the other party promptly of the existence of the Force Majeure Event and its estimated duration.  In the event a party cannot perform due to a Force Majeure Event for a period of four (4) months or more, the other party may terminate this Agreement.  Any such termination shall not be deemed to constitute Termination For Good Cause pursuant to section 12(B), or subject such party to damages pursuant to section 20(A).

13.

CONSEQUENCES OF TERMINATION

(A)

Rights And Obligations

In the event that any notice of termination of this Agreement is given, all rights and obligations of the parties shall, except as otherwise provided in this Agreement, cease and be terminated as of the effective date of this Agreement.

(B)

Future Orders

In the event that any notice of termination of this Agreement is given, all orders for sales of Signalife Products received by Signalife on or before the effective date of termination shall be handled and honored by the parties pursuant to the terms of this Agreement (including the payment of the Sales and Marketing Fee as set forth in section 5); provided, however, Signalife may, in its sole discretion, (1) deliver Signalife Products branded solely with the Signalife trademarks, trade names, trade dress, logos

Exhibit 10.39

and designations to the extent there are insufficient co-branded products on hand to fill such orders; and (2) at its cost take over all sales and marketing activities and functions prior to termination.

14.

CONFIDENTIAL INFORMATION AND PROPRIETARY PROPERTY

(A)

Definitions

“Confidential Information” means any information, matter or thing of a secret, confidential or private nature, whether or not so denominated, and whether disclosed orally or in written or electronic medium or by access leading to observation or otherwise, and whether tangible or intangible or reduced to writing or otherwise documented, which relates to Signalife’s or RMS’s respective business practices, business plans, strategies, and technologies.  “Confidential Information” shall be broadly defined and includes, by way of example and not limitation, (i) Signalife’s product, research and develop, manufacturing, marketing, sales, distribution, customer support and administration plans, practices, processes and strategies, (ii) financial information concerning Signalife or RMS, including sales, costs, profits, pricing methods, and budgets, (iii) Signalife’s and RMS’s respective internal organization, employee lists and customer lists, and (iv) Signalife’s technologies, including designs, trade secrets, inventions, developments, discoveries, know-how, methods, techniques, formulations, practices, processes, formats, systems, operations, ideas, devices, scientific and technical data and results, works of authorship, algorithms, code, formulae, software programs, hardware/software design and maintenance tools, hardware/software product know-how and show-how, and all related notes, drawings, reports, specifications, logic diagrams, flow charts, operating instructions, manuals, notebooks, data, memoranda and other documentation, and all derivatives, improvements, and enhancements to any of the above which may be created or developed by RMS under this  Agreement.  For purposes of the preceding sentence, the term “trade secrets” shall mean the broadest and most inclusive interpretation of “trade secrets” as defined by applicable law.

“Proprietary Property” means any written, documented or tangible property owned or used by the Signalife or RMS in connection with its business, whether or not such property also qualifies as Confidential Information.  Proprietary Property shall be broadly defined and shall include, by way of example and not limitation, products, samples, equipment, files, lists, books, notebooks, records, documents, memoranda, reports, patterns, schematics, compilations, designs, drawings, data, financial statements, budgets, projections, invoices, test results, contracts, agreements, literature, correspondence, spread sheets, computer programs and software, computer print outs, other written and graphic records, and the like, whether originals, copies, duplicates or summaries thereof, affecting or relating to the business of Signalife or RMS.

(B)

Permitted Use

(1)

Each party acknowledges that in the course of performing its obligations under this Agreement, it may receive or procure knowledge of the other’s Proprietary Property and/or the other’s e Confidential Information.  Each party acknowledges that any such Confidential Information constitutes information that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its use, transmission or other disclosure and, as such, constitutes a trade secret of the other within the meaning of the Uniform Trade Secrets Act.  Each party recognizes that it is in the other’s legitimate business interest to restrict the disclosure and use of the Confidential Information and Proprietary Property for any purpose other than in connection with the performance of this Agreement, and to prohibit any misappropriation of the Confidential Information and/or Proprietary Property by the other

(2)

In view of the foregoing, each party agrees that

(i)

it will use the Confidential Information and Proprietary Property only in connection with fulfilling its obligations under this Agreement (the “Permitted Uses”);

Exhibit 10.39

(ii)

during the term of this Agreement and for a period of three (3) years thereafter, it will (a) segregate all Confidential Information and Proprietary Property from information and property of other companies, and (b) otherwise hold the Confidential Information and Proprietary Property in strict confidence and exercise due care with respect to its handling and protection of such Confidential Information and Proprietary Property, consistent with its own policies concerning protection of its own proprietary and/or trade secret information,

(iii)

it will disclose, divulge, publish or make available the Confidential Information and Proprietary Property only to such of its employees or representatives as are necessary and to no other person or entity, whether for its own benefit or for the benefit of any other person or entity.

(3)

Nothing contained in this Agreement shall be construed as (i) an express or implied license or permission for either party to use the Confidential Information and/or Proprietary Property of the other for any purpose other than the Permitted Uses, or (ii) as a grant or transfer by a party to the other any proprietary right or interest in the Confidential Information and/or Proprietary Property other than that expressly granted under this Agreement.

(C)

Return

Subject to the rights of each party to use the Confidential Information and Proprietary Property for the Permitted Uses, and the rights of any customers who purchase the Signalife Products to use the Confidential Information and Proprietary Property pursuant to the terms of their agreements with Signalife, each party covenants that it shall promptly return to the other at the termination of this Agreement or otherwise upon its request, without cost, charge or reimbursement:  (1) any and all Confidential Information and Proprietary Property of the other, including copies and duplicates thereof, and (2) any and all notes, summaries, compilations, analyses, results and derivations made from or with respect to Confidential Information and Proprietary Property, whether in hard or electronic form.  Notwithstanding the foregoing, each party may rely upon the reasonable advice of their legal counsel as to what notes and summaries of the Confidential Information and Proprietary Property may be retained for future legitimate legal purposes.

(D)

Exceptions

The obligation of confidentiality set forth above in this section 14(B) shall not apply to the extent that a party and/or its permitted disclosees pursuant to section 14(B):

(1)

are required to disclose information (i) under applicable law, regulation or order of a governmental agency, or (ii) by a court of competent jurisdiction by way of subpoena or other process or order; provided, however, in either of such cases, that such disclosing party has  (a) first given prompt written notice to the other of its obligation to make such disclosure (including the proceeding in which such disclosure is sought if applicable) and the particulars of the disclosure, (b) afforded the other party  a reasonable and effective opportunity to appear and make such application to the applicable governmental agency or court as it may deem necessary and appropriate to prevent or limit that disclosure (including in the case of a court proceeding an order quashing such disclosure or a protective order); and (c) cooperated diligently with the other party and in good faith if the other party elects to contest the disclosure sought; or

(2)

can demonstrate that (i) the disclosed information was at the time of disclosure already in the public domain or has since come into the public domain other than as a result of actions or failure to act by such persons; (ii) the disclosed information was rightfully known to such persons or was otherwise in their possession (as shown by written records) prior to the date of disclosure under this Agreement; (iii) such persons independently developed the disclosed information (as shown by its written records) without access to or reliance upon the Confidential Information or Proprietary Property;

Exhibit 10.39

or (iv) such persons received the disclosed information on an unrestricted basis from a source other than the party claiming such information to be Confidential Information which source is not under a duty of confidentiality to that party.

15.

COVENANT NOT TO COMPETE

(A)

RMS hereby covenants and agrees that during the term of this Agreement, RMS and its affiliates shall not, without the prior written consent of Signalife (which consent may be withheld in its sole and absolute discretion), whether with or through any person, firm, partnership, corporation or other entity, whether now existing or hereafter created:  (i) directly or indirectly be or become engaged in any Competitive Business (as that term is defined below) including, without limitation, being or becoming an organizer, partner, joint-venturer, stockholder, officer, director, employee, manager, independent sales representative, agent, supplier, lender, vendor, vendee, lessor or lessee to any Competitive Business; (ii) in any manner associate with, aid or assist or give information or financial assistance to any Competitive Business; or (iii) use or permit the use of the name of RUBBERMAID  or any part thereof to be used or employed in connection with any Competitive Business (collectively, the “Noncompetition Covenants”). “Competitive Business” means any business that is  directly involved in the monitoring, collection and storage of electronic physiological signals produced by the heart.

(B)

The provisions of this section 15 shall not be deemed to prevent the purchase or ownership by the RMS and/or its affiliates of a passive investment of not more than fifteen percent (15%) of the outstanding capital shares of any business company.

16.

COVENANT NOT TO SOLICIT

Each party hereby covenants and agrees that during the term of this Agreement, and for a period of one (1) year thereafter, neither it nor its affiliates shall, either directly or indirectly, whether with or through any person, firm, partnership, corporation or other entity or venture now existing or hereafter created, solicit or employ, or attempt to solicit or employ, any person who is or has been an officer, director, partner, manager, agent or employee of the other and/or its affiliates within the two (2) year period preceding the date of such solicitation or employment (the “Nonsolicitation Covenant”).

17.

SIGNALIFE PRODUCT WARRANTIES

(A)

Signalife represents and warrants that all Signalife Products shall:

(i)

fully comply with and have all necessary permits and approvals issued by the government regulatory bodies for each of the respective countries which comprise the Territories (including but not limited to, those required by the United States Food & Drug Administration and, to the extent Canada is part of the Territories, Health Canada);

(ii)

meet or exceed all applicable government standards;

(iii)

shall be manufactured utilizing Good Manufacturing Practices (as defined by United States Food & Drug Administration);

(iv)

shall be free form defect in design, manufacture and workmanship; and

(v)

shall meet or exceed Signalife’s design and performance specifications.

(B)

Signalife further represents and warrants that: (i) it has completed the product development of the  Fidelity 100 Monitor and it shall be available for full scale distribution no later than June 1, 2006; (ii) the Fidelity 100 has received all applicable clearances from the U.S. FDA; (iii) Signalife has entered in a manufacturing agreement for production of the Fidelity 100 and has secured sufficient

Exhibit 10.39

manufacturing capacity to timely fulfill any orders for Signalife Products procured by RMS; and (iv) all of the statements set forth in the Recitals to this Agreement are true and correct.

18.

THIRD-PARTY PRODUCT LIABILITY CLAIMS

(A)

Limited Warranty

(1)

EXCEPT AS MAY BE SET FORTH IN THIS AGREEMENT OR INCLUDED IN SIGNALIFE’S LIMITED WARRANTY ACCOMPANYING DELIVERY OF THE SIGNALIFE PRODUCTS, SIGNALIFE MAKES NO WARRANTIES OR REPRESENTATONS, EXPRESS OR IMPLIED, TO RMS, ANY AGENT OF RMS OR TO ANY OTHER PERSON INCLUDING ANY PROSPECTIVE CUSTOMER, AS TO (i) THE PERFORMANCE OF THE SIGNALIFE PRODUCTS OR ANY OF THEM (WITH THE SOLE EXCEPTION THAT SUCH PRODUCTS WILL HAVE FDA 510(k) CLEARANCE OR FDA APPROVAL WHEN DELIVERED TO CUSTOMERS, IF AND TO THE EXTENT REQUIRED UNDER APPLICABLE LAW), OR (ii) AS TO ANY TECHNICAL SUPPORT OR SERVICE THAT SIGNALIFE MAY PROVIDE WITH RESPECT TO THE SIGNALIFE PRODUCTS OR ANY OF THEM.  SUBJECT TO PRIOR CONSULTATION WITH RMS, SIGNALIFE RESERVES THE RIGHT TO CHANGE THE WARRANTY AND SERVICE POLICY SET FORTH IN SUCH LIMITED WARRANTY, OR OTHERWISE, AT ANY TIME, WITHOUT LIABILITY TO RMS, ITS AGENTS OR TO ANY OTHER PERSON.  EXCEPT AS SET FORTH IN THIS AGREEMENT, RMS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, TO SIGNALIFE.

(2)

EXCEPT TO THE EXTENT SPECIFICALLY PERMITTED IN THE MARKETING CRITERIA, RMS IS NOT AUTHORIZED TO MAKE ANY WARRANTY, GUARANTEE OR REPRESENTATION RELATING TO THE SIGNALIFE PRODUCTS OR ANY OF THEM, WHETHER WRITTEN OR ORAL, TO ANY CUSTOMER, AGENT OR OTHER THIRD PARTY, THAT IS INCONSISTENT WITH THE AFORESAID LIMITED WARRANTY OR ANY OTHER PROHIBITION UNDER THIS AGREEMENT.

(B)

Disclaimer Of Warranties

TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED BY SIGNALIFE.

(C)

Cross-Indemnification

(1)

Except as provided in subsection (C)(2) below, Signalife will defend, pay, indemnify and hold RMS and its directors, officers, customers, affiliates, employees and agents and each of them harmless against any and all liabilities, damages, losses, costs and expenses (including reasonable attorneys' fees and costs of litigation regardless of outcome) made in settlement or awarded against RMS resulting from any and all claims or actions for recall or corrective action, defective Signalife Products, personal injury, wrongful death or property damage by third parties arising from or relating to Signalife’s negligence or a defect in any Signalife Products or their packaging, labeling, warnings, instructions or inserts (collectively, “Product Liability Claims”).

(2)

RMS will pay, indemnify and hold Signalife and its directors, officers, employees and agents and each of them harmless against any and all liabilities, damages, losses, costs and expenses (including reasonable attorneys' fees and costs of litigation regardless of outcome) made in settlement or awarded against Signalife resulting from any and all Product Liability Claims predicated solely upon any misstatements or misrepresentations made by RMS in the course of selling such products that are made in breach of section 18(A)(2).

(3)

Each party will promptly notify the other of any Product Liability Claim by reason of

Exhibit 10.39

the manufacture, use or sale of any Signalife Products under this Agreement of which it becomes aware, and shall instruct its attorneys defending the case to share all information bearing on the claim and its defense with the other party.

(4)

If either party intends to claim indemnification from the other party pursuant to this section 18(C), it shall not be entitled to settle any of the claims for which it claims or intends to claim indemnification without the consent of such other party, which consent shall not be unreasonably withheld.

(5)

The indemnities of this section 18(C) shall not apply (i) if the indemnified party fails to give the indemnifying party prompt written notice of any Product Liability Claim it receives and such failure materially prejudices the indemnifying party, or (ii) unless the indemnifying party is given the opportunity to approve any settlement, which approval shall not be unreasonably withheld.  Furthermore, the indemnifying party shall not be liable for attorneys' fees or expenses of litigation of the indemnified party unless the indemnified party gives the indemnifying party the opportunity to assume control of the defense or settlement.  In addition, if the indemnifying party assumes such control, it shall only be responsible for the legal fees and litigation expenses of the attorneys it designates to assume control of the litigation.  In no event shall the indemnifying party assume control of the defense of the indemnified party without the consent of the indemnified party (which consent shall be given or not at its sole discretion).

19.

THIRD-PARTY INFRINGEMENT CLAIMS

(A)

Indemnification By Signalife

(1)

Signalife will defend, pay, indemnify, defend and hold RMS and its directors, officers, employees, customers, affiliates and agents and each of them harmless against any and all liabilities, damages, losses, costs and expenses (including reasonable attorneys' fees and costs of litigation regardless of outcome) made in settlement or awarded against RMS resulting from any and all claims or actions for alleging violation or infringement of any patent, trademark or copyright or of any contractual, intellectual property or other rights of any third parties arising out of the purchase, use or sale of any Signalife Products and any unfair competition arising from any text, copy, design, mark, or appearance of any Signalife Products (an “Infringement Claim”).

(2)

Upon notice of a claim, Signalife, at its sole expense, shall defend any Infringement Claim with counsel selected by Signalife in its sole discretion, and may settle any such claim in its sole discretion; provided, that it shall pay any and all adjustments, damages, and costs awarded therein against RMS, its directors, officers, employees and agents.

(3)

In the event any Signalife Product, or part thereof, is held to constitute such an infringement and the use for the purpose intended or sale of said product or part is enjoined, Signalife shall, at its expense and option, either procure the right to continue using and selling the product or part, or replace same with a non-infringing product or part, or modify same so it becomes non-infringing.

(4)

Each party will promptly notify the other of any Infringement Claim of which it becomes aware, and shall instruct its attorneys defending the case to share all information bearing on the claim and its defense with the other party.

(B)

Damages; Termination Of Agreement

In the event any Signalife Product, or part thereof, is held to constitute an infringement and the use for the purpose intended and sale of said product or part is enjoined by a court of competent jurisdiction, and Signalife is unable to lawfully continue selling the Signalife Product or part, or replace same with a non-infringing product or part, or modify same so it becomes non-infringing pursuant to

Exhibit 10.39

section 19(A)(3); (an “incurable infringement injunction”), then RMS may elect to terminate this Agreement.  In the event of an incurable infringement injunction, RMS shall not be entitled to recover any consequential damages against Signalife whatsoever by reason of the incurable infringement injunction; provided, however, that in the event of an incurable infringement injunction, RMS shall be entitled to a refund of the following portion of any Exclusivity Fee paid by RMS with respect to the pending annual year of this Agreement in which such incurable infringement injunction was issued:  RMS’s recovery shall be limited to (a) the Exclusivity Fee paid with respect to the annual year in which the injunction was issued multiplied by, (b) the quotient of (i) the number of months during the said annual year that remain after issuance of said injunction divided by twelve.  For purposes of this section, the term annual year shall mean and refer to the three separate annual year periods referenced in sections 12(A)(1) and 12(A)(2).  The foregoing sentence shall constitute RPC’s entire remedy for an incurable infringement injunction, and the occurrence of such incurable infringement injunction shall not otherwise be deemed to represent an event constituting Termination For Good Cause pursuant to section 12(B), or subject Signalife to damages pursuant to section 20(A).

20.

LIMITATION ON LIABILITY AND DAMAGES

(A)

Except to the extent otherwise expressly provided in or limited by this Agreement, in the event (collectively, a “damage event”) that this Agreement is (i) terminated by a terminating party by reason of an event defined as Termination For Good Cause pursuant to section 12(B), or (ii) a party makes a claim seeking damages predicated upon any event that would constitute Termination For Good Cause, then the maximum amount of damages which the terminating or claiming party shall be entitled to collect from the defaulting or other party in connection with such damage event shall be limited to five million dollars ($5,000,000) in the aggregate.  The foregoing limitation shall be deemed to extend to each and every cause of action relating to or arising from any such damage event, whether predicated in contract, tort, negligence, gross negligence, strict liability, breach of warranty or otherwise, and shall extend to and limit any and all types of damages claimed, whether direct, indirect, consequential, incidental, special or punitive, and specifically including any damages arising out of or relating to (a) the loss of goodwill, prospective profits, anticipated income or foregone alternative opportunities that would have otherwise accrued to or for the benefit of the terminating party, or (b) on account of any expenditures, investments, leases or commitments made by the terminating party or any liability or obligation incurred therefor.

(B)

Except to the extent otherwise expressly provided in this Agreement, in the event (collectively, a “non-damage event”) that this Agreement is (i) terminated by a terminating party by reason of any event other than an event defined as Termination For Good Cause pursuant to section 12(B), or (ii) a party makes a claim seeking damages predicated upon any event that does not constitute Termination For Good Cause, then the terminating or claiming party shall not be entitled to receive any damages from the breaching or other party with respect to such non-damage event.  The foregoing limitation shall be deemed to extend to each and every cause of action relating to or arising from any such non-damage event, whether predicated in contract, tort, negligence, gross negligence, strict liability, breach of warranty or otherwise, and shall extend to and limit any and all types of damages claimed, whether direct, indirect, consequential, incidental, special or punitive, and specifically including any damages arising out of or relating to (a) the loss of goodwill, prospective profits, anticipated income or foregone alternative opportunities that would have otherwise accrued to or for the benefit of the terminating party, or (b) on account of any expenditures, investments, leases or commitments made by the terminating party or any liability or obligation incurred therefor.

(C)

Anything in clause 20(A) or clause 20(B) above to the contrary notwithstanding, the foregoing limitations shall be exclusive of and not apply to (i) the recovery by Signalife as damages of any earned but unpaid Exclusivity Payments; (ii) the recovery by RMS as damages of any earned but unpaid Sales and Marketing Fees; and (iii) any third-party indemnity claims in section 18(C) [product liability], section 19(A) [infringement], or section 21 [relationship of parties].

(D)

IN ACCORDANCE WITH SECTIONS 20(A) AND 20(B) ABOVE, EACH PARTY

Exhibit 10.39

WAIVES THE RIGHT TO RECOVER ANY DIRECT, INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES,  EXCEPT AS PROVIDED IN THIS AGREEMENT.  THE TERMS OF THIS SECTION 20 ARE FAIR, REASONABLE AND NECESSARY TO PROTECT THE LEGITIMATE INTERESTS OF EACH OF THE PARTIES TO THIS AGREEMENT.  THE AFORESAID LIMITATIONS ON LIABILITY AND THIS WAIVER ARE A MATERIAL INDUCEMENT TO EACH OF THE PARTIES TO ENTER INTO THE TRANSACTIONS CONTEMPLATED HEREBY.    NEITHER OF THE PARTIES WOULD HAVE ENTERED INTO THIS AGREEMENT BUT FOR THE AFORESAID LIMITATIONS ON LIABILITY AND THIS WAIVER; AND EACH OF THE PARTIES HAVE RELIED UPON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND WILL CONTINUE TO RELY ON THE AFORESAID LIMITATIONS ON LIABILITY AND THIS WAIVER IN THEIR FUTURE DEALINGS WITH THE OTHER PARTIES HERETO.  EACH PARTY REPRESENTS AND WARRANTS THAT SUCH PARTY HAS REVIEWED THIS SECTION 20 WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT SUCH PARTY HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(E)

RMS acknowledges that it has no expectation and has received no assurances that any investment by RMS in the sales and marketing of the Signalife Products will be recovered or recouped or that RMS will obtain any anticipated amount of profits by virtue of this Agreement.

21.

SURVIVAL

The rights, obligations, agreements and covenants shall survive the termination or expiration of this Agreement:  section 3(A)(2) [right to advertising and promotional materials following termination of Agreement]; section 3(J)(2) [disassembly of Signalife Products, etc.]; section 5(C) [payment of Sales and Marketing Fee to the extent accrued but unpaid as of the termination date of this Agreement or earned following such date]; section 6 [reports, records and inspections];  section 8 [use of trademarks, trade names, logos, designations and copyrights]; section 9(A) [continued product liability insurance coverage];  section 14 [confidential information and proprietary property]; section 15 [covenant not to compete]; section 16 [covenant not to solicit]; ; section 18(C) [product liability indemnification and defense obligations]; section 19(A) [infringement claim indemnification and defense obligations]; section 22(B) [unauthorized action indemnity and defense]; section 22(C) [compensation; and contract liability indemnity and defense]; and section 22(D) [income tax defense and liability].

22.

RELATIONSHIP OF PARTIES

(A)

The relationship of RMS to Signalife will be solely that of an independent contractor providing contract sales and marketing services, and that of Signalife to RMS as a manufacturer, designer and distributor of products receiving sales and marketing services.  Nothing in this Agreement shall be deemed to create or imply a partnership, joint venture, employment, franchise, agency or any other form of legal association (other than as independent contractor) between the parties.  Neither Signalife or RMS shall have or claim any right arising from any such relationship.

(B)

Neither party will (i) hold themselves out as directors, officers or employees of the other party, or (ii) except as expressly provided in this Agreement, hold themselves out as having any power, right or authority to enter any contract or other agreement that purportedly binds the other party with any third party or creates obligations on the part of the other party, or sign or otherwise enter into any such agreement, without the prior written authorization of an authorized officer of the other party, except as specifically provided in the Marketing Criteria.  Each party agrees to indemnify, defend and hold the other party and its directors, officers, employees and agents and each of them harmless against any and all liabilities, damages, losses, costs and expenses (including reasonable attorneys' fees and costs of litigation regardless of outcome) made in connection with any such unauthorized action.

(C)

Each party will be solely responsible for (i) any compensation related payments, including employee benefits and employment taxes, payable to or with respect to its respective personal including,

Exhibit 10.39

in the case of RMS, any sales or marketing staff it engages to perform its respective duties and obligations under this Agreement; and (ii) any contract or other payments due or liabilities or obligations which arise under any contracts or agreements entered into by such party in connection with the performance of its respective duties and obligations under this Agreement including, by way of example and not limitation, subcontractors, equipment purchases, and leases.  Each party agrees to indemnify, defend and hold the other party and its directors, officers, employees and agents and each of them harmless against any and all liabilities, damages, losses, costs and expenses (including reasonable attorneys' fees and costs of litigation regardless of outcome) made in settlement or awarded against such resulting from any and all third-party claims or actions made by the employees or contractors of each party against the other party.

(D)

Signalife acknowledges that it will be solely liable and responsible for the payment of all income taxes assessed or relating to the receipt of sales revenues from customers and the payment of Exclusivity Fees and Renewal Fees from RMS, while RMS acknowledges that it will be solely liable and responsible for the payment of all income taxes assessed or relating to the receipt of the Sales and Marketing Fee from Signalife. Each party agrees to indemnify, defend and hold the other party and its directors, officers, employees and agents and each of them harmless from and against any liability for, or assessment of, any such taxes imposed on such by any relevant taxing authorities, including penalties, fines or interest.

23.

PUBLIC ANNOUNCEMENTS

Each party acknowledges that the other party is or is affiliated with a public company and, as such, shall make such disclosures concerning this Agreement through regulatory filings or public announcements as required under applicable securities laws upon advice of legal counsel.  Notwithstanding the foregoing, each party shall afford the other party reasonable opportunity to comment upon any proposed public announcement.  Signalife shall procure RMS’s prior written consent to any use of the RUBBERMAID name in any press release or filing undertaken by Signalife.

24.

GENERAL CROSS REPRESENTATIONS AND WARRANTIES

Each of the parties to this Agreement hereby represents and warrants to each of the other parties to this Agreement, each of which is deemed to be a separate representation and warranty, as follows:

(A)

Such party, if an entity, is duly organized, validly existing and in good standing under the laws of its state, territory or province of incorporation or organization, and has all requisite corporate or other power and authority to enter into this Agreement.

(B)

The execution and delivery of this Agreement by such party, and the performance by such party of the transactions herein contemplated, have, if such party is an entity, been duly authorized by its governing organizational documents, and are not prohibited by its governing organization documents, and no further corporate or other action on the part of such party is necessary to authorize this Agreement, or the performance of such transactions.

(C)

This Agreement has been duly executed and delivered by such party and, assuming due authorization, execution and delivery by all of the other parties hereto, is valid and binding upon such party in accordance with its terms, except as limited by:  (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor rights generally; and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(D)

Neither the execution or delivery of this Agreement, nor the performance by such party of the transactions contemplated herein:  (i) if such party is an entity, will breach or conflict with any of the provisions of such party’s governing organizational documents; or (ii) to the best of such party’s knowledge and belief, will such actions violate or constitute an event of default under any agreement or

Exhibit 10.39

other instrument to which such party is a party.

(E)

Such party:  (i) had the advice, or sufficient opportunity to obtain the advice, of legal counsel separate and independent from legal counsel for any other party hereto; and (ii) such party was not represented by the legal counsel of any other party hereto in connection with the transactions contemplated by this Agreement, nor was such party under any belief or understanding that such legal counsel was representing such party’s interests.

(F)

The terms and conditions of the transactions contemplated by this Agreement are fair and reasonable to such party based upon all of the facts and circumstances at the time this Agreement is entered into; and such party has voluntarily entered into the transactions contemplated by this Agreement, without duress or coercion.

25.

INTREPRETATION AND CONSTRUCTION

(A)

Preparation of Agreement

The parties have participated jointly in the negotiation and drafting of this Agreement and each provision hereof.  In the event any ambiguity, conflict, omission or other question of intent or interpretation arises, this Agreement shall be construed as if jointly drafted by the parties, and no presumption or burden of proof shall be presumed, implied or otherwise construed favoring or disfavoring any party by virtue of the authorship of this Agreement or of any provision hereof.

(B)

Performance on Business Day

In the event the date on which a party is required to take any action under the terms of this Agreement is not a business day, the action shall, unless otherwise provided herein, be deemed to be required to be taken on the next succeeding business day.  For purposes of this section, the term “business day” shall mean Monday through Friday (excluding any legal holidays).

(C)

Survival of Representations and Warranties

All representations and warranties made by any party in connection with any transaction contemplated by this Agreement shall, irrespective of any investigation made by or on behalf of any other party hereto, survive the execution and delivery of this Agreement and the performance or consummation of any transaction described in this Agreement, and shall continue in full force and effect forever thereafter (subject to any applicable statutes of limitation).

(D)

Independent Significance

The parties intend that each representation, warranty and covenant shall have independent significance.  If any party has falsely made or breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not falsely made or breached shall not detract from or mitigate the fact that the party has falsely made or breached the first representation, warranty or covenant.

(E)

Entire Agreement; No Collateral Representations

Each party expressly acknowledges and agrees that this Agreement:  (1) is the final, complete and exclusive statement of the agreement of the parties with respect to the subject matter hereof; (2) supersede any prior or contemporaneous agreements, memorandums, proposals, commitments, guaranties, assurances, communications, discussions, promises, representations, understandings, conduct, acts, courses of dealing, warranties, interpretations or terms of any kind, whether oral or written

Exhibit 10.39

(collectively and severally, the “prior agreements”), and that any such prior agreements are of no force or effect except as expressly set forth herein; and (3) may not be varied, supplemented or contradicted by evidence of prior agreements, or by evidence of subsequent oral agreements. No prior drafts of this Agreement, and no words or phrases from any prior drafts, shall be admissible into evidence in any action or suit involving this Agreement.

(F)

Amendment

Except as expressly provided herein, neither this Agreement nor any of the terms, provisions, obligations or rights contained herein, may be amended, modified, supplemented, augmented, rescinded, discharged or terminated (other than by performance), except by a written instrument or instruments signed by authorized representatives of each of the parties to this Agreement.

(G)

Waiver; Forbearance

No waiver of:  (i) any breach of any term, provision or agreement; (ii) the performance of any act or obligation under this Agreement; and/or (iii) any right granted under this Agreement, shall be effective and binding unless such waiver shall be in a written instrument or instruments signed by each party claimed to have given or consented to such waiver.  Except to the extent that the party or parties claimed to have given or consented to a waiver may have otherwise agreed in writing, no such waiver shall be deemed a waiver or relinquishment of any other term, provision, agreement, act, obligation or right under this Agreement, or of any preceding or subsequent breach thereof.  No forbearance by a party in seeking a remedy for any noncompliance or breach by another party hereto shall be deemed to be a waiver by such forbearing party of its rights and remedies with respect to such noncompliance or breach, unless such waiver shall be in a written instrument or instruments signed by the forbearing party.

(H)

Remedies Cumulative

The remedies of each party under this Agreement are cumulative and shall not exclude any other remedies to which such party may be lawfully entitled.

(I)

INTENTIONALLY OMITTED

(J)

Severability

If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be determined to be invalid, illegal or unenforceable under present or future laws, then, and in such event:  (i) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and still be legal, valid and enforceable; and (ii) the remaining part of this Agreement (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby, and shall continue in full force and effect to the fullest legal extent.

(K)

Parties in Interest

Nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective successors and assigns, if any, or as may be permitted hereunder; nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement; nor shall any provision give any third person any right of subrogation or action against any party to this Agreement.

Exhibit 10.39

(L)

Rules of Construction

In interpreting the meaning of this Agreement: (i) the term "person" is defined in its broadest sense to include any individual or natural person, entity (as such term is defined below in this subsection) and/or fiduciary (as such term is defined below in this subsection), and their respective successors and assigns; the term “successors” refers to the successors, assigns, and heirs of a party; (iii) the term "entity" means any legal entity, including any corporation, association, joint stock company, partnership (limited, general or limited liability), joint-venture, and limited liability company, business trust, trust (whether revocable or irrevocable), pension or profit sharing plan, individual retirement account, or fiduciary or custodial arrangement; (iv) the term "affiliate" means any person controlling, controlled by, or under common control with a party (for purposes of the foregoing, the term "control" (including with the correlative meanings, the terms "controlled by" and "under common control with") means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or by contract or otherwise); (v) the term "subsidiary" means any entity in which a party holds a controlling interest; (vi) the words "including", "includes" and "include" shall be deemed to be followed by the words "including without limitation"; (viii) the word "or" shall not be deemed to be exclusive unless the context indicates otherwise; and (ix) the word "all" shall be deemed to include the word "any", and vice versa.   Any references in this Agreement to "dollars" shall be deemed to refer to the currency of the United States of America, unless such reference specifically references a dollar-denominated currency of a country other than United States of America.  The headings used in this Agreement are for convenience and reference purposes only, and shall not be used in construing or interpreting the scope or intent of this Agreement or any provision hereof.  Each cross-reference in this Agreement shall, unless specifically directed to another agreement or document, be construed only to refer to provisions within this Agreement, and shall not be construed to refer to the overall transaction or to any other agreement or document.

26.

ENFORCEMENT

(A)

Governing Law

This Agreement and the rights and remedies of each party arising out of or relating to this Agreement (including, without limitation, equitable remedies) shall (with the exception of any applicable federal laws) be solely governed by, interpreted under, and construed and enforced in accordance with the laws (without regard to the conflicts of law principles) of the State of North Carolina, as if this Agreement were made, and as if its obligations are to be performed, wholly within the State of South Carolina.

(B)

Consent to Jurisdiction and Venue; Service of Process

Any “action or proceeding” (as such term is defined below) arising out of or relating to this Agreement shall be filed in and heard and litigated solely before the Courts of the State of North Carolina located in the County of Mecklenburg, or the United States District Court for the Western District of North Carolina (collectively, the “North Carolina State And Federal Courts”); provided, however, the foregoing shall not:  (i) limit the rights of any party to enforce any judgment issued by the North Carolina State And Federal Courts in any other jurisdiction; or (ii) limit the rights of any party who has otherwise accepted jurisdiction with the North Carolina State And Federal Courts as provided above to enforce this Agreement in any other jurisdiction against any other party who has failed or refused to answer or to appear in any action or proceeding brought before the North Carolina State And Federal Courts (notwithstanding the terms of this section).  Each party generally and unconditionally accepts the exclusive jurisdiction of the North Carolina State And Federal Courts and venue therein as provided above; consents to the service of process in any such action or proceeding by certified or registered mailing of the summons and complaint in accordance with the notice provisions of this Agreement; and waives any defense or right to object to venue in said courts based upon the doctrine of “forum non conveniens.”  The term “action or proceeding” is defined as any and all claims, suits, actions, hearings,

Exhibit 10.39

arbitrations or other similar proceedings, including appeals and petitions therefrom, whether formal or informal, governmental or non-governmental, or civil or criminal.  The foregoing consent to jurisdiction shall not constitute general consent to service of process with North Carolina State And Federal Courts for any purpose except as provided above, and shall not be deemed to confer rights on any person other than the parties to this Agreement.

27.

ASSIGNMENT AND DELEGATION; SUCCESSORS AND ASSIGNS

Each party has entered into this Agreement because of the other party’s commitments in this Agreement, and further because of the confidence of each party in the other party, which confidence is personal in nature.  Accordingly, except as specifically provided in this Agreement, neither party (an “assigning party”) may directly or indirectly sell, license, transfer or assign (whether through a merger, consolidation, conversion, sale of assets, sale or exchange of securities, or by operation of law, or otherwise) any of such party’s rights or interests under this Agreement, or delegate any of such party’s duties or obligations under this Agreement, in whole or in part, including to any subsidiary or to any affiliate, without the prior written consent of the other party (a “consenting party”), which consent may be withheld in the consenting party’s sole and absolute discretion.  Notwithstanding the foregoing, RMS shall be entitled to freely assign this Agreement to an affiliate.

28.

MISCELLANEOUS

(A)

Costs and Expenses

Except as expressly set forth in this Agreement, each party shall pay all legal and other fees, costs and expenses incurred or to be incurred by such party in negotiating and preparing this Agreement; in performing due diligence or retaining professional advisors; and in complying with such party’s covenants, agreements and conditions contained herein.

(B)

Cooperation

Each party agrees, without further consideration, to cooperate and diligently perform any further acts, deeds and things, and to execute and deliver any documents that may be reasonably necessary or otherwise reasonably required to consummate, evidence, confirm and/or carry out the intent and provisions of this Agreement, all without undue delay or expense.

(C)

Notices

(1)

Any notices, demands, requests, consents, approvals or other communications (collectively and severally called “notices”) required or permitted to be given hereunder that relate to the ordinary conduct of business shall be given to such addresses and such persons on behalf of the parties in accordance with the Marketing Criteria.

(2)

Notwithstanding subsection (1) above, any notices relating to matters that would have material adverse consequences to the receiving party, including notices relating to any claimed material breach or threatened breach of this Agreement or the actual or threatened termination of this Agreement, must, in order to be effective, be delivered or forwarded as follows: (i) in the case of notices to Signalife, by delivering or forwarding such notice to Signalife at its principal executive offices located at 531 South Main Street, Suite 301, Greenville, South Carolina 29601, Attention:  Pamela M. Bunes, President (Facsimile No. 864/233-2100), or to such other address or number as shall have been furnished by Signalife in writing to RMS; and (ii) in the case of notices directed to RMS, by delivering or forwarding such notice to RMS, 10 B Glenlake Parkway, Suite 600, Atlanta, Georgia 30328, Attention: General Counsel (Facsimile No. 770/407-3987), or to such other address or number as shall have been furnished by RMS to Signalife in writing.

Exhibit 10.39

(3)

Any notice required or permitted to be given under subsection (2) above shall be deemed to be given:  (i) at the time of delivery when hand delivered to the other party, unless delivery is made after 4:00 p.m. (recipient’s time) or on a non-business day, in which case delivery shall be deemed made on the next business day, (ii) when received if sent by facsimile to the number set forth above; provided that notices given by facsimile shall not be effective, unless either (a) a duplicate copy of such facsimile notice is promptly given by depositing the same in the mail, postage prepaid and addressed to the party as set forth below or (b) the receiving party delivers a written confirmation of receipt for such notice by any other method permitted under this paragraph; and further provided that any notice given by facsimile received after 4:00 p.m. (recipient’s time) or on a non-business day shall be deemed received on the next business day; or (iii) the next business day after deposit with an international overnight delivery service, postage prepaid, addressed to the party as set forth below with next business day delivery guaranteed; provided that the sending party receives confirmation of delivery from the delivery service provider.

(D)

Counterparts; Electronically Transmitted Document

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, binding on all parties hereto.  Any signature page of this Agreement may be detached from any counterpart of this Agreement and reattached to any other counterpart of this Agreement identical in form hereto by having attached to it one or more additional signature pages.  If a copy or counterpart of this Agreement is originally executed and such copy or counterpart is thereafter transmitted electronically by facsimile or similar device, such facsimile document shall for all purposes be treated as if manually signed by the party whose facsimile signature appears.

(E)

Execution by All Parties Required to be Binding

This Agreement shall not be construed to be an offer and shall have no force and effect until this Agreement is fully executed and delivered by all parties hereto pursuant to the terms of section28(D). Until such time as all parties fully execute this Agreement, any party who has previously executed and delivered this Agreement may revoke such execution and delivery.

Exhibit 10.39

WHEREFORE, the parties hereto have executed this Agreement in the City of Huntersville, State of North Carolina, effective as of the Effective Date.

SIGNALIFE:	Signalife, Inc. a Delaware corporation

By: /s/ Pamela M. Bunes
Pamela M. Bunes, its President and Chief Executive Officer

RMS:	Rubbermaid Inc. an Ohio corporation

By: /s/ James J. Roberts
James J. Roberts, its President and Chief Executive Officer

Exhibit 10.39

Appendix A

[PICTURE OF FIDELITY 100 MONITING SYSTEM]

Fidelity 100 Monitoring System

[PICTURE OF HOLTER MONITOR]

Holter Monitor

-i-